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                                                                    EXHIBIT 4.2



                         CONTRACT FOR THE SALE OF SHARES
                                     BETWEEN
                       TELEFONICA EMPRESAS CTC CHILE S.A.
                                       AND
                        INVERSIONES SANTA ISABEL LIMITADA

In Santiago, Chile, on September 26, 2002, before me, RAUL UNDURRAGA LASO, attorney, of this domicile, MacIver 225, Suite 302, Notary Public of Santiago, Titular of the 29th Notarial office, there appeared:

1. TELEFONICA EMPRESAS CTC CHILE S.A., Taxpayer Identification Number 90.430.000-4, represented by Mr. CLAUDIO MUNOZ ZUNIGA, Chilean, married, civil industrial engineer, passport number 9.618.122-1, both domiciled at Avenida Providencia 111, 29th floor, borough of Providencia for these purposes, hereinafter also called "Telefonica" or the "Seller," as one party;

2. INVERSIONES SANTA ISABEL LIMITADA, Taxpayer Identification Number 79.822.680-0, represented, as shall be evidenced, by Mr. ANDRES NAVARRO HAEUSSLER, Chilean, married, civil engineer, passport number 5.078.702-8, both domiciled at Teatinos 574, Santiago, for these purposes, hereinafter also called "Santa Isabel."

The parties are of age, evidenced their identities by the aforesaid identity cards and stated that they have agreed to the following purchase agreement.

RECITALS

1. Whereas Telefonica is currently the sole owner and holder of forty-nine thousand shares in SOCIEDAD NACIONAL DE PROCESAMIENTO DE DATOS S.A., hereinafter "Sonda" or the "Company," which is a closed corporation incorporated and organized under the laws of the Republic of Chile. Said holding is equal to forty-nine percent of the shares validly issued by the Company.



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2. Whereas Inversiones Pacifico II Limitada, a company related to Mr. Andres
Navarro H., is currently the sole owner and holder of forty-one thousand shares in Sonda and Inversiones Atlantico Limitada, a company related to Inversiones Pacifico II Limitada, is currently the sole owner and holder of ten thousand shares in Sonda, which, combined with the shares held by Telefonica, constitute one hundred percent of the subscribed, paid-in and issued shares of the Company, all in one same series.

3. Whereas Sonda was incorporated as a limited liability company by public deed executed October 30, 1974, in the Santiago Notarial Office of Mr. Herman Chadwick. It was transformed into a stock corporation by public deed dated September 17, 1991, an abstract of which was registered on page 28201 number 14276 of the 1991 Commercial Registry of the Santiago Real Estate Registrar, published in the Official Gazette on September 24th of the same year;

4. Whereas Inversiones Santa Isabel Limitada declares that it knows the actual financial, accounting, tax and legal condition of Sonda and therefore expressly releases Telefonica from the obligation to make representations, except for the liability that may apply to it in particular regarding the labor lawsuits listed in the document signed on the date herewith by Inversiones Pacifico II Limitada et al and Telefonica CTC Chile S.A., which is deemed a part hereof for all legal purposes.

FIRST: Sale of Shares. Telefonica, duly represented by Mr. Claudio Munoz Zuniga, hereby sells, assigns and transfers fourteen thousand shares in Sonda, equal to fourteen percent of the share capital, to Santa Isabel, which are purchased, acquired and accepted by Mr. Andres Navarro Haeusseler on behalf thereof. The total purchase price of the aforesaid shares is eleven billion seven hundred sixty-one million fifty-six thousand six hundred two pesos, equal in pesos, local currency, to seven hundred fifteen thousand one hundred twenty Unidades de Fomento that Santa Isabel pays in this act, at once, in cash. Telefonica declares receipt of such sum to its full satisfaction. Telefonica hereby delivers the certificates to Santa Isabel for the shares that have been acquired and paid thereby hereunder, free and clear of liens. Santa Isabel declares receipt thereof to its full satisfaction.

SECOND: Representations by the Parties. The Parties declare the following for purposes hereof:


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Corporate Authorizations: Both the execution of this agreement as well as performance of all obligations herein contained are within the authority of the Parties, have been approved by the management of each thereof and constitute a valid and binding agreement.

No Breach: The execution and performance of this agreement by both parties do not breach nor conflict with the bylaws thereof nor those of the Company nor breach or violate any legal, administrative or regulatory rule or judicial resolution notified to, and binding upon, the parties.

THIRD: Miscellaneous. Expenses: All fees, taxes, expenses and costs derived from this agreement shall be paid equally by both parties.

Governing Law:  This agreement is governed by the laws of the Republic of Chile.

Domicile. For all legal purposes derived herefrom, the parties elect their domicile as the city and borough of Santiago.

Authorities: The authority of the representative of Telefonica Empresas CTC Chile S.A. is evidenced in the public deed dated July 30, 2002, notarized by Mr. Alvaro Bianchi Rosas, Notary Public of Santiago. The authority of the representative of Inversiones Santa Isabel Limitada is evidenced in the public deed executed June 21, 1996 in the Santiago Notarial Office of Mr. Ivan Torrealba. Such authorities are not inserted as they are known to the authenticating Notary.

NOTARIAL CERTIFICATION: The authenticating Notary does certify that this public deed is executed in accordance with the Law.


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In witness whereof, the parties sign after reading. A copy is issued. I attest.



                            ------------------------
                              CLAUDIO MUNOZ ZUNIGA
                     for TELEFONICA EMPRESAS CTC CHILE S.A.





                            -------------------------
                            ANDRES NAVARRO HAEUSSLER
                      for INVERSIONES SANTA ISABEL LIMITADA


THEY SIGNED BEFORE ME AT PROVIDENCIA 111, 24TH FLOOR, SANTIAGO, SEPTEMBER 26, 2002.




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